EXHIBIT 10.1
AGREEMENT
AGREEMENT dated September 25, 2015 between Brian Sweeney (“Sweeney”) and IHS Inc., a Delaware corporation (the “Company”).
WHEREAS, Sweeney and the Company are parties to an employment letter agreement dated June 1, 2014 which superseded the terms of the offer of employment letter dated September 12, 2011 (“Employment Agreement”).
WHEREAS, Sweeney desires to resign from the Company such that Sweeney’s employment with the Company will terminate November 27, 2015 (“Effective Termination Date”).
WHEREAS, the parties wish to enter into this Agreement in connection with the termination of Sweeney’s employment.
NOW, THEREFORE, the parties agree as follows:
1.    The parties agree that from September 14, 2015, through the Effective Termination Date (the “Transition Period”), Sweeney shall assist the Company as requested in connection with transition matters, and that during the Transition Period, Sweeney shall continue to receive all compensation and benefits payable to him under the Employment Agreement or any other compensation or benefit plan to which he was subject to or participated in prior to September 14, 2015; provided, however, that Sweeney shall provide services during the Transition Period at less than 20 percent of the average level of bona fide services he provided during the 36 months preceding the Transition Period.
2.    As of the Effective Termination Date, Sweeney shall resign and cease to be an employee, officer or director of the Company or any affiliate of the Company. As used in this Agreement, the term “affiliate” shall mean any company that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under control with the Company.
3.    Sweeney and his eligible dependents will be eligible to continue to participate in the Company’s medical, dental and vision plans on the same terms as he and his dependents participated immediately prior the Effective Termination Date (or, if he is ineligible to continue to participate under the terms thereof, in substitute arrangements providing substantially comparable benefits) for a period of 18 months following the Effective Termination Date.
4.    Subject to paragraph 8 below, the Company shall pay Sweeney the sum of $530,000 on December 7, 2015 and the sum of $774,250 on March 15, 2016 (or upon Sweeney’s death, if prior to March 15, 2016) (such amounts, in the aggregate, reflecting 1.5 times base salary and “target” bonus).
5.    On the Effective Termination Date, the Company shall pay Sweeney the following “Accrued Compensation” in cash: any earned but unpaid base salary and other earned but unpaid amounts including accrued vacation, reimbursable expenses and any vested amounts or benefits owing under or in accordance with the Company’s otherwise applicable employee benefits plans or programs, including retirement plans or programs.
6.    Subject to paragraph 8 below, the Company shall pay Sweeney, on March 15, 2016 (or upon Sweeney’s death, if prior to March 15, 2016), an amount equal to the highest percentage payout based on the Company’s achievement of applicable performance metrics under the IHS Annual Incentive Plan (“AIP”) of any other named executive officer of the Company times $399,500. For example, if the highest payout under the AIP to a named executive officer of the Company based on the Company’s achievement of applicable performance metrics is 75% of target performance, the amount paid to Sweeney under this paragraph 6 will be $299,625.
7.    Sweeney has received grants of restricted stock units (“RSUs”), where each RSU represents one share of Class A common stock of IHS Inc. (“Shares”). On the date hereof, a total of 25,000 performance based RSUs at

“target” performance level granted pursuant to award agreements held by Sweeney are unvested. In recognition of his services to the Company, Sweeney will vest in 20,000 of such unvested performance based RSU’s at “target” on December 7, 2015, and Sweeney shall be issued the Shares underlying such RSUs on December 7, 2015, subject to paragraph 8 below. The Company shall withhold from the Shares that otherwise would be released and delivered to Sweeney when the RSUs vest as provided herein the number of Shares required to satisfy any withholding taxes that may be due as a result of the vesting of such RSUs. Except for the 20,000 unvested RSUs that will vest as provided above in this paragraph 6, all of the remaining unvested RSUs under any outstanding award agreements are forfeited as of the date of this Agreement.
8.    Sweeney and the Company have executed a Release in favor of the Company on the date hereof (“Initial Release”). Pursuant to the terms of the Initial Release, Sweeney may revoke the Initial Release within seven days of the date hereof. On the Effective Termination Date, Sweeney will execute a Release in favor of the Company identical to the Initial Release except dated the Effective Termination Date (“Bring-Down Release”), and deliver to the Company no later than November 30, 2015 by either email to Jeff.Sisson@ihs.com or by courier and addressed as follows:
IHS Inc.
15 Inverness Way East
Englewood, CO 80112
Attention: Senior Vice President & Chief Human Resources Officer
The Bring-Down Release shall be deemed to have been received by the Company (a) in the case of electronic mail, on the date sent; (b) in the case of a nationally recognized overnight courier in circumstances under which such courier guarantees next business day delivery, on the next business day after the date sent; or (c) in the case of same day courier delivery service, on the day sent.

Pursuant to the terms of the Bring-Down Release, Sweeney may revoke the Bring-Down Release with seven days of the date thereof. In the event Sweeney revokes the Initial Release within the seven day revocation period described in the Initial Release or in the event Sweeney fails to deliver the Bring-Down Release as provided herein or revokes the Bring-Down Release within the seven day revocation period described in the Bring-Down Release, Sweeney acknowledges that he will not be entitled to the consideration provided in paragraph 3, 4 and 6 and the vesting of the 20,000 RSUs referenced in paragraph 7 and the 20,000 RSUs that would otherwise vest as provided herein shall be forfeited. If Sweeney dies or becomes incapacitated on or before the Effective Termination Date, the Company shall make all payments (including vesting and delivery of RSUs) as provided in paragraphs 3, 4, 6, and 7 on December 7, 2015, without receiving a Bring-Down Release. Within one business day of Sweeney delivering the Bring-Down Release to the Company, the Company will countersign the Bring-Down Release and provide a copy to Sweeney by email or by courier; provided however, that all payments (including vesting and delivery of RSUs) as provided in paragraphs 3, 4, 6, and 7 are not dependent on the Company signing the Bring-Down Release, and regardless of whether the Company signs or delivers to Sweeney the Bring-Down Release, the Company shall make all payments (including vesting and delivery of RSUs) as provided in paragraphs 3, 4, 6, and 7 on December 7, 2015 so long as Sweeney has provided the Bring-Down Release to the Company. Failure by the Company to deliver the Bring-Down Release to Sweeney shall constitute a breach of this Agreement, and the Company agrees that it may be impossible to measure in money the damages which will accrue to Sweeney if the Company does not deliver the Bring-Down Release to Sweeney and that Sweeney will be entitled to specific performance and that this right shall be in addition to any and all of Sweeney’s other remedies and damages, including costs as a result of said breach.

9.    Sweeney will be provided with outplacement service during the 6-month period following the Effective Termination Date from a service provider selected by the Company.
10.    Sweeney acknowledges that the obligations contained in paragraph 9 (Non-Competition and Non-Solicitation) of the Employment Agreement and the obligations contained in the Employee Confidentiality and Innovations Agreement executed by Sweeney survive the termination of Sweeney’s employment with the Company.

11.    This Agreement, the Initial Release and the Bring-Down Release constitute the complete understanding between Sweeney and the Company in respect of the subject matter of this Agreement and supersede all prior agreements relating to the same subject matter. Without limiting the generality of the foregoing, Sweeney and the Company agree that the Employment Agreement superseded the September 12, 2011 offer of employment letter and that the Employment Agreement is terminated effective as of the date hereof, and neither party shall have any rights or obligations under the Employment Agreement from and after the date hereof; provided, however, that paragraph 9 of the Employment Agreement and the Employee Confidentiality and Innovations Agreement executed by Sweeney shall survive the termination of the Employment Agreement, as indicated above. Without limiting the generality of the foregoing, Sweeney and Company acknowledge that payment of the Accrued Compensation, the vesting of RSUs, and the compensation and benefits provided in this Agreement are the sole payments, benefits or other rights of Sweeney in connection with the termination of his employment pursuant to the Employment Agreement or otherwise. In the event of any inconsistency between the terms of this Agreement and the terms of the Employment Agreement, the terms of this Agreement shall prevail. Sweeney has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Agreement.
12.    The Company agrees to indemnify, defend and hold Sweeney harmless from and against any and all liabilities, demands, judgments, claims, actions, losses, damages, costs and expenses asserted against, resulting to, imposed upon or incurred by Sweeney to the full extent indemnification is provided for pursuant to applicable law, the terms of the Company’s certificate of incorporation, bylaws, any policy or procedure, and/or any insurance contract, as in effect on the date hereof.
13.    In the event that any provision of this Agreement should be held to be invalid or unenforceable, each and all of the other provisions of this Agreement will remain in full force and effect. If any provision of this Agreement is found to be invalid or unenforceable, such provision will be modified as necessary to permit this Agreement to be upheld and enforced to the maximum extent permitted by law.
14.    This Agreement is to be governed and enforced under the laws of the State of Colorado (except to the extent that Colorado conflicts of law rules would call for the application of the law of another jurisdiction).
15.    This Agreement inures to the benefit of the Company and Sweeney, and their respective successors and assigns.
16.    Sweeney has carefully read this Agreement, fully understands each of its terms and conditions, and intends to abide by this Agreement in every respect. As such, Sweeney knowingly and voluntarily signs this Agreement.
17.    All payments to be made hereunder by the Company shall be subject to any applicable payroll, income, withholding and other taxes or other applicable deductions required by law or regulation.
18.    The Company represents that, as of September 14, 2015, Sweeney is a “specified employee” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and administrative guidance thereunder (“Section 409A”). The parties agree that Sweeney’s “separation from service” for purposes of Section 409A occurred on September 14, 2015. The parties intend that no payments or benefits to Sweeney under this Agreement (or any other compensation plan or arrangement) shall be subject to the tax imposed under Section 409A of the Code, and this Agreement is to be interpreted according to such intention and administered by the Company in accordance with such interpretation and Section 409A of the Code, the parties will not take any position on any tax return or before any taxing authority that is inconsistent with such intention. The parties further agree to act reasonably and to cooperate to amend or modify this Agreement or any other such compensation arrangement to the extent reasonably necessary to avoid the imposition of tax under Section 409A of the Code. The Company shall, at the request of Sweeney, take any action (or refrain from taking any action), required to comply with any correction procedure promulgated pursuant to Section 409A of the Code. Each payment under this Agreement shall be a separately identifiable and determinable amount and, to the maximum extent permitted under Section 409A of the Code, each payment in any series of installment payments made under this Agreement shall be considered a separate payment.

19.    This Agreement, the Initial Release and the Bring-Down Release may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. This Agreement, the Initial Release and the Bring-Down Release may be validly executed and delivered by either manual original or electronic signature, and an electronic signature delivered by e-mail shall be as effective and binding as delivery of a manually executed original signature.
IN WITNESS WHEREOF, Sweeney and the Company have executed this Agreement as of the day and year first above written.

/s/ Brian Sweeney
Brian Sweeney

IHS INC.
By:	/s/ Jeffrey Sisson
Jeffrey Sisson
Senior Vice President & Chief Human
Resources Officer